UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                        Commission File Number: 000-21295
                            CUSIP Number: 884098 10 4

                           NOTIFICATION OF LATE FILING

|X|Form 10-KSB      |_|Form 20-F      |_|Form 11-K      |_|Form 10-Q
|_|Form N-SAR

For Period Ended:  December 31, 2003

[_]  Transition  Report  on Form  10-K
[_]  Transition  Report  on Form 20-F
[_]  Transition Report on Form 11-K
[_]  Transition Report on Form 10-Q
[_]  Transition Report on Form N-SAR

For the Transition Period Ended:______________________________________

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

                                     PART I
                             REGISTRANT INFORMATION

                  Full name of registrant: THINKING TOOLS, INC.
--------------------------------------------------------------------------------


                           Former name if applicable:
                                       N/A

--------------------------------------------------------------------------------

           Address of principal executive office (Street and number):
                          1621 West Crosby - Suite 104
--------------------------------------------------------------------------------
                            City, state and zip code
                             Carrollton, Texas 75006

--------------------------------------------------------------------------------

                                     PART II
                             RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)



         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date;
[X] or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



                                    PART III
                                    NARRATIVE

         The Registrant's Form 10-KSB for the year ended December 31, 2003 could not be filed within the prescribed time period because certain information and data relating to and necessary for the accurate completion of the Registrant's financial statements and management's discussion and analysis of financial condition and results of operation could not be obtained by the Registrant within such time period without unreasonable effort or expense.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

                     Nazzareno Paciotti (972) 245-7353 x2239

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                       [X] Yes    [  ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                        [  ] Yes    [X] No

                              THINKING TOOLS, INC.

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


    March 30, 2004                              /s/ Nazzareno Paciotti
---------------------------------               --------------------------------
        Date                                    Nazzareno Paciotti, Chief
                                                Executive Officer and Chief
                                                Financial Officer